THE TAKEOVER PANEL

OFFERS BY
MTW COUNTY LIMITED (“MANITOWOC”)
AND
FNI LIMITED (“ITW”)
FOR
ENODIS PLC (“ENODIS”)

On 14 April 2008, Manitowoc announced a recommended cash offer of 258 pence per share for Enodis, with Enodis shareholders also being entitled to receive a dividend of 2 pence per Enodis share, such offer to be implemented by way of a scheme of arrangement. On 8 May, ITW announced a recommended cash offer for Enodis of 280 pence per Enodis share, with Enodis shareholders also being entitled to receive a dividend of 2 pence per Enodis share, such offer also to be implemented by way of a scheme of arrangement. On 19 May, Manitowoc announced a revised offer of 294 pence per Enodis share, with Enodis shareholders being entitled to receive a dividend of 2 pence per Enodis share.

On 23 June, the dividend of 2 pence per Enodis share was paid to Enodis shareholders who were on the share register on the record date.

With the consent of the Panel Executive, no scheme document has to date been posted in respect of the offers announced by either Manitowoc or ITW.

On the basis that neither offeror has declared that the offer which it has announced to be final, such that either offer may be increased or otherwise revised, a competitive situation continues to exist for the purposes of Rule 32.5 of the Takeover Code (“the Code”).

THE PANEL ON TAKEOVERS AND MERGERS
10 PATERNOSTER SQUARE LONDON EC4M 7DY TEL. 020 7382 9026 FAX. 020 7236 7005
www.thetakeoverpanel.org.uk

In order to provide an orderly framework for the resolution of this competitive situation, and in accordance with Rule 32.5 of the Code, the Panel Executive has, after discussions with the parties, established an auction procedure which will take place if a competitive situation continues to exist as at 4.30 p.m. (London time) on 27 June. If such is the case, neither of the offerors may thereafter announce a revised offer, or introduce any new alternative offer, for Enodis other than in accordance with the auction procedure summarised below (unless, under the normal provisions of the Code, a third party announces a firm intention to make an offer for Enodis).

There shall only be one round in the auction procedure. This round will take place after the close of trading hours on the London Stock Exchange on 30 June.

During the round, each offeror will be able to lodge an increased bid with the Panel Executive. Any increased bid lodged by either offeror must be at a fixed price in cash and must be not less than 5 pence in cash higher than the price of the highest cash offer announced by either offeror prior to the commencement of the auction procedure (or, if prior to the commencement of the auction procedure the cash offers announced by both offerors are at the same price, not less than 5 pence in cash higher than the price of those offers). Any increased bid lodged by ITW may only be at an odd-numbered price; any increased bid lodged by Manitowoc may only be at an even-numbered price.

No formula bids are allowed. However, each offeror may stipulate to the Panel Executive that the bid lodged by it is conditional on the other offeror also lodging an increased bid.

Following its conclusion, the Panel Executive shall announce the result of the auction procedure.

If (i) the board of Enodis decides that it intends to recommend to its shareholders to approve the cash offer lodged by one offeror in preference to the cash offer lodged by the other offeror, (ii) the price of the recommended offer is higher than the price of the non-recommended offer, and (iii) the non-recommended offeror notifies the Panel Executive that it does not wish to announce its non-recommended offer, the Panel Executive’s announcement shall not refer to the price of the cash bid (if any) lodged by the non-recommended offeror (and in such circumstances the non-recommended offeror shall withdraw the highest offer announced by it prior to the commencement of the auction procedure once the recommended offeror posts its offer documentation). Following the release of the Panel Executive’s announcement, the recommended offeror and Enodis shall be required to announce a revised offer at the price of the cash bid lodged by the recommended offeror in the auction procedure.

If the board of Enodis decides (i) to recommend the lower offer or (ii) not to recommend to its shareholders to approve the cash offer lodged by one offeror in preference to the cash offer lodged by the other offeror, or if the price of the recommended offer is higher than the price of the non-recommended offer and the non-recommended offeror does not notify the Panel Executive to the contrary, the Panel Executive’s announcement shall set out the prices of the cash bids lodged by each offeror. Following the release of the Panel Executive’s announcement, each offeror shall be required to announce a revised offer at the price in cash lodged by it in the auction procedure.

For the avoidance of doubt, the auction procedure may complete in circumstances where the revised offers announced by both offerors are at similar prices in cash.

Neither offeror nor any person acting in concert with it may deal in relevant securities of Enodis or take any steps to procure, amend or renew any irrevocable commitment or letter of intent in relation to its or the other offeror’s offer between 4.30pm (London time) on 27 June and the time of the release by a Regulatory Information Service of, as appropriate, either (i) in the case of only the recommended offer being required to be announced, the announcement of the revised offer by the recommended offeror and Enodis or (ii) in the case of both offers being required to be announced, the announcement by that offeror of its revised offer. In addition, in the event that the cash bid lodged by the lower non-recommended offeror is not announced and that offeror has informed the Panel Executive that it wishes to withdraw the highest offer announced by it prior to the auction procedure, that offeror and any person acting in concert with it may not deal in relevant securities of Enodis until after the end of the offer period.

The Panel Executive reserves the discretion to amend the auction procedure as it considers appropriate. In particular, the times and dates referred to above are subject to change, depending on the circumstances of the time.

Each of the parties has agreed to the terms of the auction procedure and to the terms of this announcement.

24 June 2008